UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2004

West Marine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22512	77-0355502
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive

Watsonville, California 95076

(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 6, 2004, West Marine’s Board of Directors unanimously appointed Peter L. Harris as West Marine’s new Chief Executive Officer and elected Mr. Harris as a director of West Marine. Mr. Harris will assume the position of Chief Executive Officer and his seat on the Board of Directors on January 3, 2005.

Mr. Harris, who is age 60, began his retail career with GEMCO, the department store subsidiary of Lucky Stores, where he rose to become Chief Executive Officer in 1980. Mr. Harris next served as the Chief Executive Officer of FAO Schwarz from 1985 to 1992. Mr. Harris then became the CEO of software publisher Accolade, and from 1995 to 2000, Mr. Harris served as the Chief Executive Officer of the Picture People, a mall-based retailer. Most recently, Mr. Harris served as the Chief Executive Officer of the National Football League’s San Francisco 49ers, a position he held until July 2004. From July 2004 to present, Mr. Harris has been performing management consulting services through Phoenix Retailing, a California corporation of which he is the sole shareholder.

Also on December 6, 2004, West Marine and Mr. Harris entered into an employment agreement with a term of seven years. West Marine will pay Mr. Harris a signing bonus of $175,000, and he will be entitled to receive an annual salary of $800,000, with annual increases following each annual review in accordance with company guidelines for pay increases. Mr. Harris also will be eligible annually to receive a bonus with a target amount equal to 100% of his annual salary; the bonus will be increased or decreased depending upon whether West Marine achieves certain mutually agreed financial targets for the year. West Marine will grant Mr. Harris options to purchase 360,000 shares of the company’s common stock with a strike price equal to the fair market value of the stock on January 3, 2005. The stock options will vest ratably over a five year period; however, in the event of a change in control of West Marine, or if Mr. Harris’ employment terminates as a result of his death or disability, all of the stock options become fully vested. In addition, if Mr. Harris’ employment terminates as a result of his death or disability, his stock options will remain exercisable for two years after his termination of employment. Each fiscal year after 2005, Mr. Harris will be eligible to receive additional equity-based awards at the discretion of the Governance and Compensation Committee of the Board of Directors.

West Marine has agreed to pay Mr. Harris severance benefits in the event his employment is involuntarily terminated. If Mr. Harris’ employment is terminated without cause, or if he is constructively terminated, (i) prior to March 31, 2006, (ii) after March 31, 2006 but prior to December 31, 2011, or (iii) within 6 months before or 12 months after a change in control of West Marine, then he will be entitled to, respectively: (A) receive a lump sum severance payment equal to 12 months of his salary, continue to vest in any outstanding stock options for a period of 12 months, and continue to exercise such stock options for a period of 24 months after the termination of his employment; (B) receive a lump sum severance payment equal to 18 months of his salary, continue to vest in any outstanding stock options for a period of 18 months, and continue to exercise such stock options for a period of 24 months after the termination of his employment; or (C) receive a lump sum severance payment equal to 24 months of his salary, and continue to exercise his stock options for a period of 60 months after the termination of his employment. In addition, if Mr. Harris’ employment is terminated without cause, or if he is constructively terminated, then Mr. Harris is entitled to receive a pro-rated bonus for the year in which his employment is terminated. Additionally, for (i) termination without cause or constructive termination, or (ii) termination due to a change in control of the company, Mr. Harris has agreed to remain a part-time employee of the company for the number of hours and type of services to be mutually determined and he will be entitled to participate in West Marine’s group health benefits for 24 or 60 months following the termination of his employment for the reasons indicated in (i) or (ii) above, respectively. If Mr. Harris’ employment as CEO is not terminated until on or after December 31, 2011, then upon his termination, West Marine will pay him a pro-rated bonus for the year in which his employment is terminated, and for a period of 60 months thereafter he will be entitled to participate in West Marine’s group health benefits and continue to vest in (and exercise) any stock options which were outstanding at the time he ceased to be the CEO.

Mr. Harris also has agreed to enter into a Confidentiality and Non-Solicitation Agreement which restricts his use of West Marine confidential information, his solicitation of West Marine employees, and his interference with West Marine contractual arrangements during the term of his employment and for two years after the termination of his employment. In addition, West Marine has entered into its standard Indemnification Agreement with Mr. Harris.

Under the terms of his employment agreement, Mr. Edmondson will remain a part-time employee of West Marine for a period of five years, with the number of hours and types of services to be provided by Mr. Edmondson to be mutually agreed upon. Mr. Edmondson also has resigned from West Marine’s Board of Directors, effective as of January 3, 2005, when Mr. Harris will assume Mr. Edmondson’s former seat on the Board. Mr. Harris, like all of the other directors of West Marine, will stand for re-election to the Board of Directors at West Marine’s 2005 Annual Meeting of Stockholders.

On December 8, 2004, West Marine publicly announced the appointment of Mr. Harris as West Marine’s new Chief Executive Officer and issued the press release attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibit:

10.1	Letter Agreement, dated as of December 6, 2004, between West Marine, Inc. and Peter Harris

10.2	Employee Agreement Regarding Confidentiality and Non-Solicitation, dated as of December 6, 2004, between West Marine, Inc. and Peter Harris

99.1	Press Release, dated December 8, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: December 9, 2004	By:	/s/ Eric Nelson
Eric Nelson
Senior Vice President and
Chief Financial Officer